Exhibit 8

ESCROW AGREEMENT

Escrow Agreement (the "Agreement") dated as of March __, 2020 by and between, Vesper Corporation, a Wyoming corporation with an address of 3 Wilderness Trail, Friendswood, TX 77546 (the “Company”), and Frank J. Hariton, Esq. with an address of 1065 Dobbs Ferry Road, White Plains, NY 10607 (the "Escrow Agent"), known collectively herein as the “Parties”.

RECITALS

Whereas, the Company desires to establish an account with the Escrow Agent into which certain monies will be deposited and held in escrow as set forth in that certain Subscription Agreement associated with the Company’s public offering, through an Offering Circular pursuant to Form 1-A, as amended from time to time, file Number File No. 024-11122 (the “Offering”); and

Whereas, the Escrow Agent has agreed to act on behalf of the Company as escrow agent as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises herein made the Parties agree as follows:

1. NO ESCROW FEES: The Parties agree that the Escrow Agent shall not be paid a fee for its services hereunder.

2. DEPOSITS: The Company shall deliver or cause to be delivered to the Escrow Agent all wires, checks, and drafts ("Subscription Payments") received by the Company from the Subscribers in connection with the Offering. All Subscription Payments shall be made payable to Frank J Hariton Attorney Trust Account as Escrow Agent for Vesper Corporation.

3. INVESTMENT OF FUNDS: All Subscription Payments shall be cleared and held in “Frank J Hariton Attorney Trust Account at JP Morgan Chase Bank, N.A. (Routing Number 021000021) account number 746630250, (the “Escrow Account”) which account is FDIC insured.

4. TERMINATION DATE: For the purpose of this Agreement, the "Termination Date" shall be at the close of business on the date the Offering is terminated.

5. DEPOSIT AND DISBURSEMENT OF FUNDS:

(A)DEPOSIT OF FUNDS: The Parties acknowledge that there is no “minimum amount” which must be made raised the Offering for closing(s) to occur. If the Escrow Agent receives Subscription Payments in the form of a check, the Escrow Agent shall promptly deposit the payment in the Escrow Account and advise the Company of the deposit. If Subscription Payments are received by electronic means, the Escrow Agent shall promptly advise the Company.

(B)DISBURSEMENT OF FUNDS: (I) TO THE COMPANY: Upon receipt of a fully executed Subscription Agreement, the Escrow Agent shall disburse the related Subscription Payment to the Company in immediately available funds in accordance with the Company’s instructions. (II) TO THE SUBSCRIBER: In the event the Company rejects any Subscription Agreement, or fails to accept any Subscription Agreement within ten business days after delivery thereof to the Company, the Escrow Agreement shall return the Subscription Payment to the Subscriber as directed under the Subscription Agreement.

6. COLLECTED FUNDS: No Subscription Payment shall be disbursed pursuant to Section 5 until such Subscription Payment has been received by the Escrow Agent in immediately available funds.

7. LIABILITY OF ESCROW AGENT: In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to the Company, any Subscriber or any Party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (I) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative’s authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

8. FEES AND EXPENSES: It is understood that the “no fee” basis agreed upon for services of the Escrow Agent shall be considered to apply only to ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid. The Company promises to pay these sums upon demand.

9. CONTROVERSIES: If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

10. INDEMNIFICATION OF ESCROW AGENT: The Company and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. The Escrow Agent shall have a first lien on the property and papers held under this Agreement for such compensation and expenses.

11. RESIGNATION OF ESCROW AGENT: The Escrow Agent may resign at any time upon giving at least (30) days written notice to the Company provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Company shall use its best efforts to obtain a successor escrow agent within thirty (30) days after receiving such notice. If the Company fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of New York. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

12. TERMINATION: This Agreement shall terminate upon the completion of the conditions of Sections 5(a) or 5(b) hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof.

13. MISCELLANEOUS:

(a)GOVERNING LAWS AND JURISDICTION: This Agreement is to be construed and interpreted according to New York law as it is applied to agreements executed delivered and to be performed entirely within the State of New York. The Federal, State and Local courts which sit in and for the Town of Greenburgh, County of Westchester, State of New York shall have exclusive jurisdiction over any case or controversy arising hereunder and service of process therein may be made by certified mail, return receipt requested.

(b)COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)NOTICES: All instructions, notices and demands herein provided for shall be in writing and shall be mailed postage prepaid, first class mail, delivered by courier, fax or email as follows:

If to the Company:

At the address set forth above; :

Email : kris@contactkris.com

If to the Escrow Agent:

At the address set forth above

Fax (914) 693-2963

Email: hariton@sprynet.com

(d)This Agreement may be amended by a writing signed by the Parties hereto.

(e)The Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the Securities offered for sale by the Company.

IN WITNESS WHEREOF, we have set our hands as of the day and year first above written.

VESPER CORPORATION

By:	/s/ Kristine Barton, CEO
Kristine Barton, CEO
Frank J. Hariton, Esq.